UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934*
(Amendment No. 1)

Dave & Buster’s Entertainment, Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

238337109
(CUSIP Number)

David J. Sorkin, Esq.
Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
(212) 750-8300

with a copy to:

Marni Lerner Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 2, 2020
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Dragon Aggregator L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,612,492

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,612,492

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,612,492

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Dragon Aggregator GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,612,492

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,612,492

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,612,492

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
Powell Investors II Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Special Situations Fund II Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Special Situations (EEA) Fund II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
England and Wales

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Associates Special Situations (EEA) II Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Associates Special Situations (Offshore) II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Special Situations (Offshore) II Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Financial Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,525,800

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,525,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Credit Fund Advisors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Credit Advisors (US) LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
Kohlberg Kravis Roberts & Co. L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR & Co. GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Holdco LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,525,800

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,525,800

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,525,800

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,525,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

SCHEDULE 13D CUSIP No. 238337109

1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,525,800

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,525,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,525,800

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.3%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

This Amendment No. 1 to the Schedule 13D (this “Amendment No. 1”) filed by the Reporting Persons (as defined below) relates to the acquisition of additional shares of Common Stock, $0.01 par value (the “Common Stock”), of Dave & Buster’s Entertainment, Inc. (the “Issuer”) since the date of the Statement on Schedule 13D filed on January 17, 2020 (the “Original Filing”). This Amendment No. 1 to the Original Filing amends and supplements the Original Filing, (as amended, this “Schedule 13D”), filed with respect to the Common Stock of the Issuer. Each Item below amends and supplements the information disclosed under the corresponding Item of the Schedule 13D.  Unless otherwise indicated herein, capitalized terms used but not defined in this Amendment No. 1 shall have the same meanings herein as are ascribed to such terms in the Schedule 13D.

This statement on Schedule 13D is being filed by:

(i)       KKR Dragon Aggregator L.P., a Delaware limited partnership (“Dragon”);

(ii)      KKR Dragon Aggregator GP LLC, a Delaware limited liability company (“Dragon GP”);

(iii)     Powell Investors II Limited Partnership, a Cayman Islands limited partnership (“Powell”);

(iv)     KKR Special Situations Fund II Limited, a Cayman Islands limited company (“Fund II Limited”);

(v)      KKR Special Situations (EEA) Fund II L.P., a limited partnership organized under the laws of England and Wales (“Fund II LP”);

(vi)     KKR Associates Special Situations (EEA) II Limited, a Cayman Islands limited company (“KKR Associates II”);

(vii)    KKR Associates Special Situations (Offshore) II L.P., a Cayman Islands limited partnership (“KKR Associates Offshore II”);

(viii)   KKR Special Situations (Offshore) II Limited, a Cayman Islands limited company (“Offshore II Limited”);

(ix)     KKR Financial Holdings LLC, a Delaware limited liability company (“KFN”);

(x)      KKR Credit Fund Advisors LLC, a Delaware limited liability company (“KCFA”);

(xi)     KKR Credit Advisors (US) LLC, a Delaware limited liability company (“KCA”);

(xii)    Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“Kohlberg Kravis Roberts &  Co.”);

(xiii)   KKR & Co. GP LLC, a Delaware limited liability company (“KKR GP LLC”);

(xiv)   KKR Holdco LLC, a Delaware limited liability company (“KKR Holdco”);

(xv)    KKR Group Partnership L.P., a Cayman Islands limited partnership (“KKR Group Partnership”);

(xvi)   KKR Group Holdings Corp., a Delaware corporation (“KKR Group Holdings”);

(xvii)  KKR & Co. Inc., a Delaware corporation (“KKR & Co.”);

(xviii) KKR Management LLP, a Delaware limited liability partnership (“KKR Management”);

(xix)   Henry R. Kravis, a United States citizen; and

(xx)     George R. Roberts, a United States citizen (the entities and persons listed in items (i) through (xx) are collectively referred to herein as the “Reporting Persons”).

Item 2.	Identity and Background

Item 2 is hereby amended and supplemented as follows:

The information set forth in amended and restated Annex A hereto is incorporated by reference in this amended Item 2.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and restated in its entirety as follows:

Dragon and Powell purchased the securities reported herein as beneficially owned for a total purchase price of approximately $96,619,910 (excluding commissions). The source of funds for such transactions was funds available to the Reporting Persons, including capital contributions from investors.

Item 5.	Interest in Securities of the Issuer.

The information set forth in Items 2, 3 and 6 and Annex A of this Schedule 13D and the cover pages of this Schedule 13D is hereby incorporated by reference into this Item 5.

Paragraphs (a), (b) and (c) of Item 5 are hereby amended and restated in their entirety as follows:

(a)-(b) The Reporting Persons beneficially own an aggregate of 2,525,800 shares of Common Stock, which includes 1,612,492 shares of Common Stock held directly by Dragon and 913,308 shares of Common Stock held directly by Powell, or an aggregate of 8.3% of the Common Stock outstanding, based on 30,570,973 shares of Common Stock outstanding as of December 4, 2019, as reported in the Issuer’s Form 10-Q, filed with the Securities and Exchange Commission on December 10, 2019.

The Reporting Persons or their affiliates also have additional economic exposure to an aggregate of 1,345,493 shares of Common Stock as further described under Item 6 of the Original Schedule, for a total aggregate economic exposure of the Reporting Persons and their affiliates to 3,871,293 shares of Common Stock, representing approximately 12.7% of the outstanding shares of Common Stock.

Each of Dragon GP (as the general partner of Dragon), Powell (including as the sole member of Dragon GP), Fund II Limited (as the general partner of Powell), Fund II LP (as the sole member of Fund II Limited), KKR Associates II (as the general partner of Fund II LP), KKR Associates Offshore II (as the controlling member of KKR Associates II), Offshore II

Limited (as the general partner of KKR Associates Offshore II), KFN (as a member of Offshore II Limited), KCFA (as an investment advisor to Powell), KCA (as the sole owner of KCFA), Kohlberg Kravis Roberts & Co. (as the holder of all of the outstanding equity interests in KCA), KKR GP LLC (as the general partner of Kohlberg Kravis Roberts & Co.), KKR Holdco (as the sole member of KKR GP LLC), KKR Group Partnership (as the sole member of KKR Holdco, the sole member of KFN and a member of Offshore II Limited), KKR Group Holdings (as the general partner of KKR Group Partnership), KKR & Co. (as the sole shareholder of KKR Group Holdings), KKR Management (as the Class B common stockholder of KKR & Co.) and Messrs. Kravis and Roberts (as the founding partners of KKR Management) may also be deemed to beneficially own some or all of the shares of Common Stock reported herein.

To the best knowledge of the Reporting Persons, none of the individuals named in Item 2 beneficially owns any shares of Common Stock except as described herein.  The filing of this Schedule 13D shall not be construed as an admission that any of the above-listed entities or individuals is the beneficial owner of any securities covered by this statement.

(c) Set forth below are transactions in Common Stock by the Reporting Persons since the filing of the Original Statement, all of which were made by Dragon as open-market purchases on the NASDAQ Stock Market LLC.

Date	Shares of Common Stock Purchased	Weighted Average Purchase Price
02/26/2020	72,024	$37.34
02/27/2020	25,500	$35.70
02/28/2020	149,800	$32.33
03/02/2020	200,000	$31.64
03/03/2020	140,000	$29.93

SIGNATURES

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 3, 2020

KKR DRAGON AGGREGATOR L.P.

By:	KKR Dragon Aggregator GP LLC., its general partner

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Vice President

KKR DRAGON AGGREGATOR GP LLC

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Vice President

POWELL INVESTORS II LIMITED PARTNERSHIP

By:	KKR Special Situations Fund II Limited, its general partner

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Director

KKR SPECIAL SITUATIONS FUND II LIMITED

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Director

KKR SPECIAL SITUATIONS (EEA) FUND II L.P.

By:	KKR Associates Special Situations (EEA) II Limited, its general partner

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Director

KKR ASSOCIATES SPECIAL SITUATIONS (EEA) II LIMITED

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Director

KKR ASSOCIATES SPECIAL SITUATIONS (OFFSHORE) II L.P.

By:	KKR Special Situations (Offshore) II Limited, its general partner

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Director

KKR SPECIAL SITUATIONS (OFFSHORE) II LIMITED

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Director

KKR FINANCIAL HOLDINGS LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Robert H. Lewin, Chief Executive Officer

KKR CREDIT FUND ADVISORS LLC

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Vice President

KKR CREDIT ADVISORS (US) LLC

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Chief Financial Officer

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	KKR & Co. GP LLC, its general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR & CO. GP LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR HOLDCO LLC

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Robert H. Lewin, Chief Financial Officer and Treasurer

KKR GROUP PARTNERSHIP L.P.

By:	KKR Group Holdings Corp., general partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR GROUP HOLDINGS CORP.

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR & CO. INC.

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR MANAGEMENT LLP

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Attorney-in-fact

Annex A

Annex A is hereby amended and restated as follows:

Directors of KKR & Co. Inc.

The following sets forth the name and principal occupation of each of the directors of KKR & Co. Inc. Each of such persons is a citizen of the United States other than Xavier Niel, who is a citizen of France.

Name	Principal Occupation
Henry R. Kravis	Co-Chief Executive Officer, Co-Chairman of KKR & Co. Inc.
George R. Roberts	Co-Chief Executive Officer, Co-Chairman of KKR & Co. Inc.
Joseph Y. Bae	Co-President, Co-Chief Operating Officer of KKR & Co. Inc.
Scott C. Nuttall	Co-President, Co-Chief Operating Officer of KKR & Co. Inc.
Mary N. Dillon	Chief Executive Officer of Ulta Beauty, Inc.
David C. Drummond	Former Senior Vice President, Corporate Development, Chief Legal Officer and Secretary of Alphabet Inc.
Joseph A. Grundfest	William A. Franke Professor of Law and Business of Stanford Law School
John B. Hess	Chief Executive Officer of Hess Corporation
Xavier Niel	Founder, Deputy Chairman of the Board and Chief Strategy Officer of Iliad SA
Patricia F. Russo	Retired, Former Chief Executive Officer of Alcatel-Lucent
Thomas M. Schoewe	Retired, Former Executive Vice President and Chief Financial Officer of Wal-Mart Stores, Inc.
Robert W. Scully	Retired, Former Member, Office of the Chairman of Morgan Stanley